Exhibit 23.12

Consent of Independent Registered Public Accounting Firm

Crescent Energy Company

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Crescent Energy Company of our report dated April 1, 2021 relating to the statement of revenues and direct operating expenses for the year ended December 31, 2020 of the oil and natural gas properties acquired by Contango Oil & Gas Company on February 1, 2021 from Grizzly Operating, LLC, appearing in Contango Oil & Gas Company’s Current Report on Form 8-K filed on April 9, 2021.

/s/ BDO USA, LLP

Houston, Texas

December 10, 2021